Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Third Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, October 5, 2020 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the third quarterly payment period ended September 30, 2020.

Unitholders of record on October 15, 2020 will receive a distribution amounting to $1,092,500 or $0.095 per unit payable October 23, 2020.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	156,608
Average price (per BOE)	$35.84
Gross proceeds	$5,613,503
Costs	$3,634,973
Net profits	$1,978,530
Percentage applicable to Trust’s 80%
Net profits interest	$1,582,824
Recovery of deficiency from second quarter 2020	$(440,532)
Total cash proceeds available for the Trust	$1,142,292
Provision for estimated Trust expenses	$(49,792)
Net cash proceeds available for distribution	$1,092,500

As previously reported, there was a substantial decrease in oil prices during the first six months of 2020 due in part to significantly decreased demand as a result of the COVID-19 pandemic and an oversupply of crude oil. Oil prices have remained low through the third quarter of 2020 and could remain low for an extended period of time, which in turn could have a material adverse effect on Trust distributions. Low oil prices and other factors reduced net proceeds to which the Trust was entitled, and there were not sufficient net proceeds for MV Oil Trust to make a payment for the scheduled quarterly distribution in July 2020 to unitholders of record on July 15. MV Partners applied funds from the reserve for future expenditures to cover the Trust deficit. For the quarter ended September 30, 2020, gross proceeds exceed quarterly costs and the reserve account is being replenished. The Trustee will withhold an additional minimal amount and use cash reserves from the provision for estimated Trust expenses provided in the first quarter distribution to pay current Trust administrative expenses. If commodity prices for crude oil remain at reduced levels, subsequent distributions in 2021 will be substantially lower than historical distributions, and in certain periods there may be no distribution to unitholders.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended September 30, 2020. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended June 30, 2020 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:         MV Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Michael Ulrich

512-236-6599

601 Travis Street, Floor 16, Houston, TX 77002